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                                                                 EXHIBIT 10.ooo


                              MANAGEMENT AGREEMENT

      THIS MANAGEMENT AGREEMENT made as of the 23 day of January, 1997, by and between COPLEY PLACE ASSOCIATES, LLC, a Delaware limited liability company, (the "Owner"), and OVERSEAS MANAGEMENT, INC., a Delaware corporation (the "Manager") a wholly owned subsidiary of Overseas Partners Capital Corp., a Delaware corporation, ("OPCC"):

                                WITNESSETH THAT:

     WHEREAS, Owner is the owner of the "Center" (as hereinafter defined).

     WHEREAS, Owner wishes to employ Manager for the purpose of managing and operating the Center.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

      For purposes of this Agreement, the following terms have the following meanings:

      Section 1.1 "Central Property" means that certain subleasehold interest in real estate and the retail shopping and office complex with associated parking located thereon, and easements and appurtenances thereto, commonly known as "COPLEY Place" and situated at the intersection of Dartmouth Street and Stuart Street, in Boston, Massachusetts.

      Section 1.2 The "Dartmouth Street Garage" means that certain leasehold interest in real estate and the improvements located thereon, and easements and appurtenances thereto,

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commonly known as the "Darmouth Street Garage" located at 128 Dartmouth Street
Boston, Massachusetts in Boston, Massachusetts.

      Section 1.3 The "Center" means the Central Property and the Dartmouth Street property, improvements, personal property or intangible property now owned or hereafter acquired by the Owner or any nominee of the Owner, which relates to the Center.

      Section 1.4 "LLC Agreement" means that certain agreement captioned Amended and Restated Limited Liability Company Agreement of Copley Place Associates, LLC, dated as of January _____, 1997, between OPCC and JMB Realty Corporation, a Delaware corporation ("JMB").

      Section 1.5. "Nominee" means Copley Place Associates Nominee Corporation, a Delaware corporation, which is the holder, as nominee Owner, of legal title to the Central Property.

                                   ARTICLE II

                                      TERM


      Section 2.1 Duration. Unless earlier terminated as set forth herein, the term (the "TERM") of this Agreement shall be for a period commencing on the date hereof and shall continue indefinitely unless terminated as provided herein, except that if under applicable law a maximum term is required, the term shall be the maximum term allowed by law.

      Section 2.2 Termination by the Owner. Owner may terminate this Agreement (by written notice to Manager) as provided in this Section 2.2. This Section 2.2 sets forth the sole and only rights of Owner to terminate this Agreement.

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            (a) Certain Default. Owner may terminate this Agreement by 30 days'
written notice to Manager at any time within one year after the occurrence of a "Termination Default Event." As used herein, "Termination Default Event" means the material fraudulent conduct by the Manager resulting in material damage to Owner (but unauthorized acts of employees of Manager, such as employee theft, will not constitute fraud by the Manager), (ii) willful breach of fiduciary duty resulting in material damage to Owner, or (iii) the occurrence during any two calendar year period of three or more Untimely Cured Notice Defaults which cover similar defaults by Manager. As used herein, "Untimely Cured Notice Default means the occurrence of a material default by Manager hereunder and the failure of Manager to cure the same within thirty (30) days after written notice of such default by Owner (unless the same is a nonmonetary default which cannot be cured within such thirty (30) day period, in which event such default will not be an Untimely Cured Notice Default if Manager promptly commences and diligently and continuously pursues to completion for the cure of same).

            (b) Casually or Condemnation. Owner may terminate this Agreement by written notice to Manager in the event that Owner permanently discontinues the operation of the Center on account of damage to or destruction of, or a taking by (or a sale under threat of) eminent domain of, a substantial part of the Center.

            (c) Sale of Center. Owner may terminate this Agreement by written notice to Manager in the event that all or substantially all of the Center is sold or disposed of.

            (d) Transfer to Non-Affiliate. This Agreement shall terminate (without the requirement of such notice) at such time as the interest of OPCC in Owner has been transferred

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to an entity which is not an "Affiliate" (with the meaning given to such term in the LLC Agreement) of OPCC.

            Section 2.3 Termination by Manager. At any time Manager may elect to terminate this Agreement by giving at least 120 days prior written notice to Owner, in which event this Agreement shall terminate on the date for termination specified in such notice.

            Section 2.4 Effect of Termination. Termination of this Agreement shall terminate all rights and obligations of the parties hereunder (except that such termination shall not affect the rights and obligations of the parties arising prior to the effective date of such termination and shall not prejudice the rights of either party against the other for any prior breach of this Agreement). Without limitation on the generality of the foregoing:

            2.4.1 Termination of this Agreement shall terminate an and all rights of the any Manager to act in such capacity on behalf of or with respect to the Center (and Manager shall, if Owner so requests, execute a notice to third parties that such rights of Manager have been so terminated).

            2.4.2 Owner's termination of this Agreement pursuant to Section 2.2 hereof or the termination of this Agreement by Manger pursuant to Section 2.3 hereof shall in no way preclude Owner from recovering hereunder for its loss or damage resulting from the default or breach of Manager, or from recovering from Manager any sums due hereunder to Owner with respect to the period prior to the effective date of termination or assignment.

            Section 2.5 Final Accounting. Upon the termination of this Agreement (whether upon expiration of the Term or an earlier termination as herein provided), Manager shall within fifteen (15) business days provide or deliver to Owner (a) a final accounting of the operations of the


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Center for the period since the most recent previous accounting so provided by
Manager; (b) all monies of Owner held or controlled by Manager with respect to the Center which Manager is not entitled by this Agreement to disburse to itself; (c) as received, any monies due Owner under this Agreement with respect to the Center, but received by Manager after such termination; (d) all materials, supplies, keys, contracts, leases, documents, and accounting papers, (other than those relating solely to Manager's own business and affairs) possessed by Manager with respect to the Center; and (e) a duly executed and acknowledged assignment of all rights Manager may have in and to any existing contracts relating to the operation and maintenance of the Center, and Owner shall assume and agree to hold Manager harmless from all of Manager's obligations thereunder, except to the extent that the existence thereof is contrary to any provision of this Agreement or the same are expressly required to be borne by Manager under the provisions of this Agreement prior to the date of such termination. Owner shall pay to Manager, within ten (10) business days of receipt of reasonable evidence thereof, for any other costs and expenses (including, without limitation, Reimbursable Costs, as defined in Schedule 7.1) which were properly incurred by Manager on behalf of Owner prior to the date of termination and not reimbursed to Manager.

                                   ARTICLE III

                    APPOINTMENT AND AUTHORITY OF THE MANAGER

            Section 3.1 Appointment and Authority of the Manager: Delegation. On and subject to the terms and. conditions herein set forth, Owner hereby appoints Manager as the exclusive leasing and managing agent for the Center and as the operator of all parking facilities therein and hereby authorizes Manager, as agent for Owner, subject to the limitations herein set forth, to exercise such powers and to have such authority with respect to the Center as are customary for a

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manager and leasing agent and operator of properties of like size and quality and, in addition. all such powers and authority as may be reasonably necessary for the performance of Manager's duties set forth herein, including the right to delegate some or all of such powers and authority to one or more sub-managers, consultants and other service providers (individually each "Contractor," and collectively "Contractors") as Manager may determine in its sole discretion to be necessary or desirable, provided every contract with each such Contractor shall be subject to the prior reasonable approval of Owner. Manager hereby accepts such appointment. Except as otherwise specifically provided in this Agreement, any action taken or duty performed by a Contractor shall fulfill the obligation of Manager with respect to such action or duty subject always to the standard of performance set forth in Section 5.1 hereof.

            Section 3.2 Action of Owner. For purposes of this Agreement, all actions taken by any person having the title of Vice President or higher in the Managing Member of Owner shall be conclusively deemed to be the authorized action of the Owner, except as otherwise provided in the LLC Agreement.

            Section 3.3 Subject to LLC Agreement. Owner has provided Manager with a true and correct copy of the LLC Agreement and shall promptly provide Manager with all amendments and modifications thereto which hereafter become effective. Nothing in this Agreement shall authorize or require Manager to take (or cause any of its Contractors to take) any action on behalf of Owner which would constitute a default by either member of Owner under the LLC Agreement, without the prior written consent of Owner.


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                                   ARTICLE IV

                                  ANNUAL BUDGET

      Section 4.1 Preparation of Budget: Contents. At least 45 days prior to the first day of each calendar year during the Term, Manager shall prepare and submit to Owner a budget (the "Annual Budget") for the Center (other than 1997, as to which such budget shall be prepared and submitted as soon as practicable after the date hereof). The Annual Budget shall include, among other matters:

            4.1.1 Operating Budget. An operating budget which shall set forth, among other matters, anticipated operating income, expenses and reserve requirements for such year. The Annual Budget shall not contain provisions for costs or expenses required by Schedule 7.1 hereof to be paid by Manager without reimbursement hereunder. The Annual Budget shall provide for a contingency amount of at least 5% of the total operating expenditures (exclusive of 'Fixed Obligations' and any non-cash items) set forth in the "Approved Annual Budget' (as hereinafter defined) in the aggregate which may be disbursed by Manager to the extent otherwise permitted hereunder. Obligations (other than "Fixed Obligations") so incurred by Manager on behalf of Owner in excess of the amount of such obligations provided for in the Approved Annual Budget and not specifically otherwise approved by the Owner (except for costs of emergency matters referred to in Section 5.4) shall be applied against the contingency amount, and the balance from time to time of such contingency amount is hereinafter sometimes referred to as the uncommitted portion of the contingency amount. The term "Fixed Obligations" shall mean obligations for real estate taxes, debt service and utilities.


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                  4.1.2 Capital Budget. A capital budget which shall set forth, among other matters, anticipated and proposed capital expenditures for such year and the source of funds in respect thereto.

                  4.1.3 Leasing Plan. A statement of the space Manager projects to be leased during such year, the minimum rent and percentage rent it projects to obtain for such space and the other material economic provisions of the tenant leases (including, but not limited to, the contributions to ad valorem taxes, common area expenses and the escalation provisions and any commissions or similar fees payable by reason of new or existing leases, and all tenant improvement costs and expenses to be borne by Owner in connection with tenant leases).

                  4.1.4 Staffing Plan. A statement of the number, identity and categories of staffing proposed to be employed on-site by Manager and all Contractors (either in their own capacity or as agent for Owner), including salary levels and benefits for each.

            Section 4.2 Budget Updates. The Annual Budget for a year shall be updated on or about the first day of July of such year by Manager to reflect any changes indicated by the actual results of operations, and such update shall be submitted to Owner promptly thereafter.

            Section 4.3 Approval of Budget. The term "Approved Annual Budget" shall mean the Annual Budget (as revised by revisions thereof) approved by Owner and Manager in accordance with the provisions hereof, the Management Agreement and, to the extent applicable, the LLC Agreement. An Annual Budget or a revision thereof shall be deemed approved by Manager and Owner only if it is approved in writing by each of Manager and Owner. Nothing in the Annual Budget submitted by Manager hereunder shall be binding upon Owner (or any member of Owner) until the Annual Budget is approved by Owner as aforesaid.


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            Section 4.4 Obligation and Authority to Implement Budget. Manager
shall be authorized, without the need for further approval from either Owner, to make the expenditures and incur the obligations (other than debt service) provided for in the most recent Approved Annual Budget for the areas of responsibility included, as agent for Owner (but only if the Manager acts substantially in conformance with the Approved Annual Budget, including any contingency amount provided therein, except relative to emergency work required under Section 5.4) and to make all expenditures required with respect to real estate taxes, utilities and debt service (hereinafter "Fixed Obligations"). Manager shall have no authority to, and shall not, make any expenditure or incur any obligation in excess of the amount set forth in the Approved Annual Budget for such item (or any uncommitted portion of the contingency amount or relative to emergency work under Section 5.4) without the prior written approval of Owner in each instance. It is understood that non-cash items, such as depreciation and amortization, may be reflected in the Approved Annual Budget and that variances between the amounts so reflected in the Approved Annual Budget and the actual amounts of such items shall not affect or limit the amounts of other liabilities and obligations which Manager may incur and pay on behalf of Owner hereunder Owner acknowledges and agrees that a portion of the Manager's duties hereunder shall be delegated to Contractors under one or more separate agreements. Nothing in this Article IV shall in any manner serve to limit the compensation to which Manager is entitled pursuant to Article VII of this Agreement.


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                                    ARTICLE V

                             THE MANAGER'S SERVICES

            Section 5.1 Standard of Performance. Manager agrees, in performing its duties hereunder directly or indirectly (through one or more Contractors), to use that level of skill, competence and diligence as is used by first-class management and leasing firms in the Boston, Massachusetts area with respect to similar properties. Manager shall, with respect to the Center, perform or cause to be performed such duties as are customarily performed with respect to similar properties by such management and leasing firms and, without limitation on the foregoing, shall perform or cause to be performed those duties set forth in this
Article V.

            Section 5.2 Property Accounting: Books and Records. Manager shall perform, or cause to be performed, customary property accounting services and shall maintain at the Center or at such other location as Owner shall approve, the records, books and accounts of Owner with respect to the management and operation of the Center in accordance with generally accepted accounting principles and shall retain those records during the Term and, to the extent Owner does not elect to take possession of the same upon termination of the Term, for a reasonable period thereafter. Owner shall have the rights set forth in Section 7.5 with respect to such books and records. The performance of the duties set forth herein shall be under the direction and control of the Accounting Supervisor employed by Manager.

            Section 5.3 Employment of On-Site Personnel. In addition to a Property Supervisor, two Property Managers and an Accounting Supervisor, all of whom shall be employees of Manager, Manager shall engage or shall cause to be engaged by others , such on-site personnel as may be required for the proper operation and maintenance of the Center and said parking

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facilities, including, but not limited to, clerical, grounds keeping, janitorial, parking, maintenance, custodial and management personnel, all of which shall be employees of the Owner or of Contractors and not employees of Manager. The Manager or such Contractors shall select, hire, pay (or cause to be paid), supervise, direct and discharge all such employees and approve and keep in force workers' compensation insurance (and, when required by law, compulsory non-occupational disability insurance) covering such employees, subject to any prior approval by Owner required under the LLC Agreement. The costs of such personnel shall be reimbursed to Manager by the Owner to the extent provided in the Approved Annual Budget. At the request of Owner, all employees of Owner or Manager as hereintofore provided, or of permitted Contractors, charged with the handling of funds of Owner, shall be covered by fidelity bonds in amounts reasonably acceptable to Owner.

            Section 5.4 Maintenance and Repairs. Manager shall, on behalf of Owner, maintain the Center in a good, orderly, clean, sanitary and sightly condition and perform all repairs, maintenance and decorating, and purchase all supplies necessary for the proper operation of the Center. Without in each instance obtaining the prior approval of Owner, Manager shall not make any purchase or do any work, the cost of which is not provided for in the Approved Annual Budget and which exceeds the then uncommitted contingency amount in the Approved Annual Budget. Notwithstanding any other provision hereof, and whether or not the same is provided for in the Approved Annual Budget, Manager may, on behalf of Owner, make any purchase or do any work in circumstances which Manager shall in its reasonable judgment deem to constitute an emergency requiring immediate action for the protection of the Center or of tenants or other persons or to avoid the suspension of necessary services. and the cost thereof may be paid from

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the Operating Account and shall not be deemed to commit any portion of said contingency amount. Manager, in its capacity as such, shall not be required (without additional compensation satisfactory to the Manager) to undertake the making or supervision of extensive construction or reconstruction of the Center or any part thereof.

            Section 5.5 Insurance. Manager shall procure and maintain insurance (in form and with coverages, limits, endorsements, waivers and deductibles and with insurance companies designated or approved by the Owner, and to the extent required by any mortgagee of the Center), naming the Owner, the Manager, the members of the Owner, and and (where appropriate in Manager's discretion or at Owner's direction, any Contractors), as named insureds thereunder, provided, that, such insurance shall at a minimum include the following:

            (a) All-Risk Insurance. Insurance against loss or damage to the Center by fire and any of the risks covered by insurance of the type now known as broad from "all risk" coverage (including theft coverage) in an amount not less than the full replacement cost of the Center, without deducting for physical depreciation; such insurance to include a "Replacement Cost Endorsement," together with (i) a stipulated value or agreed amount endorsement deleting the coinsurance provision of such policy or policies of insurance, (ii) a waiver of subrogation endorsement, (iii) coverage for demolition, (iv) an endorsement for increased cost of construction, occasioned by operation of any law or ordinance regulating the construction, use or repair of the Center, and
(v) if such insurance is not part of a blanket program, such other endorsements as may be requested by Owner.

            (b) Public Liability Insurance. Automobile liability insurance covering owned, hired and non-owned vehicles, with separate coverage and with liability limits of not less than


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$5,000,000 combined single limit. Commercial General Liability Insurance coverage with a minimum combined single limit of at least Five Million Dollars ($5,000,000) and a general aggregate limit of Fifteen Million Dollars ($15,000,000), with broad form property damage coverage.

            (c) Rental Income Insurance. Business interruption and/or loss of rental value insurance in an amount not less than 100% of the projected rental income from the Center for 12 months. The perils insured against under such insurance shall be the same as provided in subsection (a) above, and such insurance shall not have a co-insurance or contribution clause.

            (d) Mandatory Insurance. Workers' compensation, including employer's liability, with a limit of not less than One Million Dollars ($1,000,000) and all other insurance required by any ordinance, law or governmental regulation or by any of Owner's lenders.

            (e) Boiler and Machinery Insurance. Mechanical breakdown insurance (also known as "boiler and machinery" insurance) covering pressure vessels, air tanks, boilers, machinery, pressure piping, heating, air conditioning and elevator equipment and escalator equipment and insurance against loss of occupancy or use arising from any such breakdown, in such amounts and with such deductibles as are reasonably satisfactory to Manager.

            All insurance coverage required to be provided by the foregoing provisions of this Section 5.5 shall provide for thirty (30) days' notice of cancellation or material change and be placed with such carriers and through such insurance broker or agency as Owner or Manager may from time to time hereafter designate; provided, however, that such insurance shall continue to be carried under the existing blanket coverage policies in which the Center currently participates, through May 31, 1997.


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            Section 5.6 Collection and Disbursement of Revenue. Manager shall collect rent and all other revenue from the Center and deposit the same (other than security deposits) promptly in an interest-bearing bank account (the "Operating Account") established by Manager, which account shall be maintained by Manager in trust for the Owner. As further set forth elsewhere in this Agreement, Owner and Manager (and, to the extent agreed by Owner and Manager, one or more Contractors) shall be entitled to draw upon such Operating Account, but all such money shall be deemed to be the property of Owner. Such monies of Owner shall not be commingled with the funds of Manager. Manager may withdraw from the Operating Account (subject to the limitations set forth in this Agreement) disbursements required or permitted to be made under this Agreement; provided, however, that except as otherwise agreed in writing by Owner, disbursements by Manager out of the Operating Account shall be limited (subject to the emergency expenditures provision in Section 5.4 hereof, and except for the uncommitted portion of the contingency amount and except as otherwise provided for herein) to the purposes set forth in the Approved Annual Budget and to the amounts for such purposes which do not exceed the corresponding sums allocated to the same in the Approved Annual Budget and to the payment of Fixed Obligations. Notwithstanding anything in this Agreement to the contrary, to the extent payment for any capital expenditures out of the Operating Account would violate the provisions of the LLC Agreement, Manager shall not expend the sums required therefor without the prior written consent of Owner, and to the extent applicable, unless Owner has provided Manager with any necessary additional funds therefor. Manager shall render monthly reports to the Owner, in such form as is reasonably acceptable to Owner, showing all receipts and disbursements for the preceding calendar month (and, if requested by Owner, will make available to Owner for its


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inspection, and will permit Owner to make copies of, bills, invoices and other information in connection therewith), on or before the 25th day of each month, and remit to Owner, with such monthly reports, all amounts in the Operating Account, except a reasonable working capital balance not to exceed $750,000 (or any greater amount determined by Owner).

            Section 5.7 Security Deposits. Manager shall deposit, or cause to be deposited, all security deposits for the Center in a separate interest-bearing project account (the "Security Account") in the name of Owner on which any of Owner and Manager (and, to the extent agreed by Owner and Manager, one or more Contractors) may draw. Manager shall be authorized to withdraw monies from the Security Account at such time as the security deposits are returnable to tenants or in the event of a tenant default (in which case such monies shall be deposited by Manager into the Operating Account). It is expressly understood and agreed that all disbursements, transfers and refunds made by Manager from the Security Account shall be made by a check drawn on the Security Account or appropriate journal or bookkeeping entries and shall be substantiated by appropriate records and accounting procedures. The funds in the Security Account, or the amount thereof requested by Owner, shall be delivered to Owner upon Owner's request.

            Section 5.8 Payments. Except as otherwise directed from time to time by Owner, Manager shall make or cause to be made (but only to the extent of funds in the Operating Account or to the extent Owner otherwise provides to Manager the funds therefor) the payment when due of all obligations, the existence of which was approved by the Owner or which was incurred in accordance with the provisions hereof, including, without limitation, (a) all taxes, assessments and other levies imposed in connection with the Center or the operation thereof, (b)


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all debt service payments, (c) all charges (other than those for which the tenants under leases shall be directly responsible to the utility company) for or related to water, electricity, telephone service or other commodities or services furnished to the Center or any part thereof during the Term, and (d) all charges for insurance required to be maintained hereunder, and (e) all fees and reimbursable expenses of Contractors duly incurred.

          Section 5.9 Compliance

               5.9.1 In General. Manager shall use reasonable efforts at the cost of Owner to cause Owner and the Center to be in compliance with all laws applicable to the Center or any part thereof and to cause tenants of the Center to comply with all material covenants, conditions, restrictions, limitations and requirements of every kind or nature which relate to the Center or any part thereof or which are imposed by any lease, contract or instrument to which the Center or Owner is now subject or hereafter becomes subject. Manager shall promptly notify Owner of any failure to so comply, including violations relative to the leasing, use, repair and maintenance of the Center under governmental laws, rules, regulations, ordinances or like provisions, of which Manager receives notice or knowledge. Section

          5.10 Contracts and Leases.

               5.10.1 Service Contracts. Manager may, as agent for Owner, without the prior written consent of the Owner, to the extent the obligations of Owner thereunder do not exceed the amounts provided for in the Approved Annual Budget or the then uncommitted portion of the contingency amount (or for emergency work under Section 5.4), negotiate and enter into (or cause to be entered into) contracts for electricity, gas, fuel, water, telephone, window cleaning, ash or rubbish hauling, parking services, vermin extermination, maintenance and engineering


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services, janitorial and custodial services, landscape maintenance and such other supplies. services and other matters for the Center as Manager shall reasonably determine to be advisable, each for terms no longer than one year, and for escalator and elevator maintenance services and for equipment leases each for terms no longer than five years, provided that the obligations of Owner under all of the foregoing during the then-current year do not exceed the amounts contemplated therefor in the Approved Annual Budget and the obligations of Owner thereunder for subsequent periods do not, in Manager's good faith judgment, exceed the fair market value of the services to be provided to Owner pursuant to such contracts.

                  5.10.2 Leases. Subject to the subsequent provisions of this Section, Manager shall use diligent efforts to market for lease and rent, and keep rented, by actively seeking out on both a national and local basis, and procuring, tenants for the rentable space at the Center in accordance with the Approved Annual Budget (including the Leasing Plan which is a part thereof). Without limitation on the foregoing, Manager shall negotiate, on behalf of Owner, in accordance with the Approved Annual Budget (or otherwise approved by Owner in writing), all leases and other agreements for space in the Center, together with any amendments, cancellations, renewals or extensions thereof (all such leases, agreements, amendments, cancellations, renewals or extensions now existing or hereafter entered into being herein individually and collectively referred to as a "Lease" or "Leases"). Manager shall, without the prior written consent of Owner, have the right to execute, on behalf of the Owner and in the name of Nominee (or as directed by Owner), any Lease (other than an amendment or cancellation), provided such Lease (a) shall be on the most recent standard form approved by Owner (with only immaterial changes thereto), (b) shall be no less favorable in any material

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respect to the Owner than a lease which was within the parameters set forth in
Leasing Plan included with the Approved Annual Budget, as the same may be amended or supplemented, so long as the execution of such lease shall not require the prior consent of the Non-Managing Member of Owner pursuant to
Section 5.1 B(9) of the LLC Agreement, and (c) shall otherwise comply with the requirements hereof, if any. Manager shall have the right, without the prior written consent of Owner, to execute, on behalf of Owner and in the name of Nominee (or as directed by Owner), a cancellation of any Lease, provided that Manager, at or about the time of such cancellation, executes (as permitted by the provisions hereof [including, without limitation, compliance with the Leasing Plan included with the Approved Annual Budget]) one or more new Leases for substantially all of the space which was subject to such canceled Lease. Manager shall, without the prior written consent of Owner, have the right to execute on behalf of Owner and in the name of Nominee (or as directed by Owner), an amendment to any Lease which, if such Lease, as amended, were anew Lease, Manager could execute on behalf of Owner without the prior written consent of Owner. Copies of each Lease shall be delivered to Owner by the Manager within 10 days after its execution. If any Lease, operating agreement or other document or instrument affecting the Center requires the consent of a third party to a proposed Lease, Manager will not, without Owner's prior written consent, in each instance, execute such proposed Lease without obtaining such third-party consent. Each Lease will set forth expressly any provision required to be set forth in the same under the provisions of the air rights or other leases or subleases governing, from time to time, the Center or any part thereof. Manager shall perform, or cause to be performed, any necessary tenant coordination services with respect to any such lease. Without Owner's prior written consent, Manager may hire brokers and other


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representatives for the leasing of space in the other portions of the Center, as agent for Owner. as Manager determines to be in the best interest of Owner, so long as the expected cost thereof is included in the Approved Annual Budget.

                  5.10.3 Other Contracts. Manager, in its capacity as such, shall not enter into any other contract or agreement on behalf of Owner, unless the same is consented to in writing in advance by Owner or unless the contract or agreement is in the ordinary course of business and the amount of Owner's obligations incurred thereunder do not exceed the amounts therefor in the Approved Annual Budget, or the then uncommitted portion of the contingency amount.

          Section 5.11 Legal Action. Manager shall, on behalf of and at the cost of Owner, institute (or cause to be instituted) all necessary legal action or proceedings for the collection of rent or other income from the Center, or for the ousting or dispossessing of tenants or other persons therefrom so long as the subject matter of such legal action or proceeding does not involve an expense to or actual or potential liability of Owner in excess of $5,000,000, and, to the extent directed by Owner in writing, for all other matters requiring legal attention. Notwithstanding the foregoing, Manager shall give Owner written notice of its intention to file any lawsuit for any of the foregoing matters other than for the collection of rent, at least five days before it files such lawsuit. In addition, Manager shall promptly notify Owner of any lawsuit or threat thereof involving or affecting the Center of which Manager receives notice or knowledge.

          Section 5.12 Tenant Requests. Manager shall receive and respond to complaints and requests of tenants. Systematic records shall be maintained showing the action taken with respect to each complaint or request. Complaints or requests of a material nature shall, after investigation of such complaints by Manager, be promptly reported in writing by Manager to

Owner. Manager shall include in such written report to Owner all relevant details and appropriate recommendations.

          Section 5.13 Impounds and Capital Reserves. In the event that under the terms or provisions of any mortgage to which the Center is subject, the mortgagor is required to deposit in installments an amount against or based upon taxes, insurance premiums or other sums, then, to the extent Owner provides the funds therefor, Manager shall make such deposits.

          Section 5.14 Security. Manager shall provide, or cause to be provided security personnel and services for the Center (either directly or on through approved Contractors), and such devices and programs with respect thereto, as Manager reasonably believes is necessary for the safety of visitors to the Center and to the extent provided for in the Approved Annual Budget. Such services shall not include any responsibility for the protection of property. Manager and Owner hereby each acknowledge and agree that such safety or security services, devices and programs provided by Manager or any Contractor, while intended to deter crime and enhance safety, may not in given instances prevent theft or other injurious acts or ensure safety of parties or property and that Manager assumes no liability to Owner or any other person or entity for the failure or circumvention thereof. Owner agrees to cooperate in any safety or security program developed or implemented by Manager or any Contractor hereunder.

          Section 5.15 Marketing: Customer and Visitor Services: Public Relations. To the extent provided for in the Approved Annual Budget, Manager shall provide marketing, customer service, concierge information, public relations, advertising and promotional services for the retail portion of the Center.

                                   ARTICLE VI

                  BEARING OF EXPENSES: PAYMENT OF COMPENSATION

          Section 6.1 Use of Operating Account. To the extent there are adequate funds' available therein, the Operating Account shall be used to pay any and all direct or indirect expenses or Reimbursable Costs (as defined in Schedule 7.1) of Owner relative to the operation of the Center. This shall include, without limitation, those costs and expenses incurred by Manager on behalf of Owner hereunder to the extent authorized herein. The right of Manager to withdraw funds from the Operating Account for the purposes set forth herein IS a material inducement to Manager to enter into this Agreement, and is a material factor in Manager's ability to perform hereunder. Therefore, Owner hereby agrees that, until the termination of this Agreement as set forth herein, appropriate representatives of Manager shall have authority to withdraw funds from the Operating Account for the payment of such direct expenses and Reimbursable Costs. Manager hereby acknowledges and agrees that Owner shall also have concurrent authority to withdraw funds from the Operating Account for similar purposes. Owner and Manager may also agree to give such concurrent authority to one or more Contractors.

          Section 6.2 Payment of Manager's Compensation. The compensation of Manager provided in Article VII hereof shall be payable as follows. On or before the fifth day of each calendar month, Manager shall be entitled to the compensation determined under Article VII with respect to the payments received by or on behalf of the Owner during the preceding calendar month. In addition, the Manager shall be entitled to reimbursement for any Reimbursable Costs immediately upon incurring them on behalf of Owner. Owner hereby

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

agrees that Manager may disburse such compensation and Reimbursable Costs to itself during the term hereof, net of any credits against such compensation to which Owner is then entitled.

          Section 6.3 No Obligation To Advance Funds. Owner hereby agrees that any excess of the compensation, Reimbursable Costs and other costs and expenses payable to, or incurred by Manager, on behalf of Owner in discharging its obligations and duties hereunder; over the balance available in the Operating Account for the satisfaction thereof shall be borne solely by Owner, and Manager shall not be obligated to advance its funds therefor, except for those expenses which are to be borne solely by Manager as set forth in Schedule 7.1. To the extent Owner fails to make funds available to Manager for the payment of such items, Manager shall be excused from such performance. hereunder as relates to such failure, provided that the foregoing shall in no event excuse Owner from its obligation to pay Manager the compensation set forth in Article VII hereof

                                   ARTICLE VII

                                  COMPENSATION

          Section 7.1 Basic Compensation. As compensation for performing the Services described herein during the entire term, Owner shall pay Manager a fee as set forth in Schedule 7.1 hereof, herein incorporated by this reference, as it may be amended by the written agreement of the parties from time to time.

          Section 7.2 The Manager's Office. Manager shall rent not less than 3000 rentable square feet of space in the Center to serve as the on-site management office (the "Center Office"). The reasonable cost of furnishing and equipping, and the direct costs (other than compensation of employees of the Manager) of operating the Center Office, including, without limitation, utilities, telephone and office supplies, shall be borne solely by Owner, and shall be limited to the extent provided for in the Approved Annual Budget except as otherwise approved by Owner. Manager shall pay Owner rent for such Center Office in a monthly amount which is equivalent to the rent which would be reasonably expected to be paid to Owner therefor by an unrelated third party for the space in question as such amount increases or decreases from time to time. Subject to the foregoing, at Owner's election, Manager shall execute and deliver to Owner a lease on Owner's standard lease form, and Manager shall be entitled to no rent concessions or tenant improvement allowance with respect thereto. Manager may not terminate any such lease (whether written or oral) or cease to pay rent in accordance herewith except upon the termination of this Agreement. Manager may cause the Center Office to be relocated within the Center from time to time, at Owner's sole cost and expense, as reasonably necessary to accommodate the leasing and business requirements of the Center. The rent is payable by Manager hereunder as agent for Owner and shall be an operating expense of the Center.

          Section 7.3 Reimbursement Costs. Manager may pay directly out of the Operating Account, or shall be reimbursed by Owner for the Reimbursable Costs set forth in Schedule 7.1 and other direct and indirect costs and expenses of Owner, to the extent such costs are authorized to be incurred by Manager hereunder, such payment or reimbursement to be made as set forth in Section 6.2 above.

          Section 7.4 No Other Compensation. Manager shall receive no compensation or reimbursement of any kind or nature for or during the Term for services performed under this Agreement, except as otherwise expressly provided in this Agreement. Without limitation on the generality of the foregoing, (1) no leasing commissions shall be payable to Manager, and (2) if

Manager, in its capacity as such, performs any special service or work for a tenant not required hereunder, Manager's profit shall belong to Owner.

          Section 7.5 Audit. Notwithstanding anything in this Agreement to the contrary, Owner and its respective representatives shall have the right at any time, upon three (3) days prior written notice to Manager, to audit any of the books and records of Owner maintained by or for Manager, including any expenses or payments made or revenue or other payments received by or on behalf of Owner with respect to this Agreement or the Center, and Manager agrees to surrender such books and records to Owner upon the termination hereof; provided, however, that Manager shall be entitled to retain a copy thereof.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.1 No Joint Venture. This Agreement shall not be construed as effecting a partnership or joint venture between Owner and Manager.

          Section 8.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that Manager shall not be entitled to assign this Agreement without the prior written consent of Owner, except to an Affiliate (as defined in Schedule 7.1) or to the extent permitted under Section
3.1 or Schedule 7.1.

          Section 8.3 Owner Indemnity. Owner shall protect, defend, indemnify and hold Manager harmless from and against any and all loss, cost, damage, liability and expense (including court costs and reasonable attorneys' fees) arising out of the performance by Manager of its obligations and duties hereunder, it being expressly understood that Owner does not hereby agree to, and shall not, so indemnify Manager from any such loss, cost, damage, liability or expense arising out of the act or omission of Manager or any of its agents, employees or other representatives which is grossly negligent, tortious (excluding ordinary negligence), in breach of this Agreement or outside the scope of Manager's authority as provided herein.

          Section 8.4 Manager Indemnity. To the extent they shall not be compensated for the same by insurance proceeds, Manager shall protect, defend, indemnify and hold Owner, the members of Owner and the Center harmless from and against any and all loss, cost, damage, liability and expense (including court costs and reasonable attorneys' fees) arising out of the failure of Manager or any of its agents, officers, employees or representatives to comply with or perform Manager's duties and obligations under this Agreement in accordance with the terms hereof or by reason of any act or omission of Manager or any of its agents, officers, employees or representatives which is grossly negligent, tortious (excluding ordinary negligence) or outside the scope of Manager's authority as provided herein.

          Section 8.5 Cumulative Remedies. The rights and remedies of the parties hereto shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof. However, Manager shall not be liable to Owner hereunder for ordinary negligence.

          Section 8.6 Attorneys' Fees. If either party obtains a judgment against the other party by reason of breach of this Agreement, a reasonable attorneys' fee, as fixed by the court, shall be' included in such judgment.

          Section 8.7 No Waiver. Time is of the essence of this Agreement. No waiver by either party of any default of the other party or of any event, circumstance or condition permitting a party to terminate this Agreement shall constitute a waiver of any other default of the other party or of any other event, circumstance or condition permitting such termination, whether of the same or of any other nature or type and whether preceding, concurrent or succeeding; and no failure on the part of either party to exercise any right it may have by the terms hereof or by law upon the default of the other party and no delay in the exercise of such right shall prevent the exercise thereof by the nondefaulting party at any time when the other party may continue to be so in default, and no such failure or delay and no waiver of default shall operate as a waiver of any other default, or as a modification in any respect of the provisions of this Agreement. The subsequent acceptance of any payment or performance pursuant to this Agreement shall not constitute a waiver of any preceding default by a defaulting party or of any preceding event, circumstance or condition permitting termination hereunder, other than default in the payment of the particular payment or the performance of the particular matter so accepted, regardless of the nondefaulting party's knowledge of the preceding default or the preceding event, circumstance or condition, at the time of accepting such payment or performance, nor shall the nondefaulting party's acceptance of such payment or performance after termination constitutes a reinstatement, extension or renewal of this Agreement or revocation of any notice or other act by the nondefaulting party.

          Section 8.8 Integration: Amendment. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties hereto relative to the subject matter hereof. Any prior negotiations, correspondence or understandings relative to the subject matter hereof shall be deemed to be merged in this Agreement. This Agreement may not be amended or modified except in writing, executed by each of the parties hereto. No waiver of any provision of this Agreement shall be effective unless signed by the party against whom the waiver is asserted.

          Section 8.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

          Section 8.10 Notices. All notices and other communications provided for in this Agreement shall be in writing and may be personally delivered or mailed by certified or registered United States mail, return receipt requested, postage prepaid and addressed as follows:

          (a)     If to the Owner, to:

                  Copley Place Associates LLC
                  c/o Overseas Partners Capital
                  Corp. 115 Perimeter Center Place
                  Suite 940
                  Atlanta, GA 30346-1223
                  Attn: Legal Department

                  with a copy to:

                  Overseas Partners, Ltd.
                  Craig Appin House
                  P.O. Box HM 1581
                  8 Wesley Street
                  Hamilton HM GX Bermuda
                  Attn: Bruce M. Barone, President

                  with a copy to:

                  JMB Realty Corporation
                  900 North Michigan Avenue
                  Chicago, IL 60611, Suite 1900
                  Attn: Legal Department

            (b) If to the Manager, to:

                Overseas Management, Inc.
                115 Perimeter Center Place
                Suite 940
                Atlanta, GA 30346-1223
                Attn: Legal Department

                with a copy to:

                Overseas Partners, Ltd.
                Craig Appin House
                P.O. Box HM 1581 8
                Wesley Street
                Hamilton HM GX Bermuda
                Attn: Bruce M. Barone, President

or to such other address as any party shall hereafter designate by notice to the others as herein provided. Any notice, demand or request shall be effective upon receipt.

          Section 8.11 Captions. The paragraph headings herein contained are for purposes of identification only and shall not be considered in construing this Agreement.

          Section 8.12 Limitation of Liability. No present or future member of Owner shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Manager hereby waives any and all such personal liability. The limitations of liability provided in this paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Owner provided by law or by any other contract, agreement or instrument.

          Section 8.13 Inspection by the Owner. Neither this Agreement nor anything contained herein shall be deemed to limit Owner's right to enter upon or inspect the Center or to perform any repair or maintenance or to do or perform any matter or thing required of Manager hereunder in the event of Manager's failure to do so, and, without limitation of Owner's other rights as owner of the Center, Owner shall have the right to do any or all of the foregoing in the event of such failure.

            Section 8.14 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

            IN WITNESS WHEREOF, the parties hereto have duty executed this Agreement on the day and year first above written.


                                COPLEY PLACE ASSOCIATES, LLC
                                a Delaware limited liability company

                                By: Overseas Partners Capital Corp.
                                    a Delaware corporation,
                                    Managing Member

                                    By: /s/ Bruce M. Barone
                                       ----------------------------
                                   Its President
                                       ----------------------------
                                                            "Owner"

                                OVERSEAS MANAGEMENT, INC.,
                                a Delaware corporation,

                                By Bruce M. Barone
                                  ---------------------------------

                                Its President
                                  ---------------------------------
                                                          "Manager"

                                  Schedule 7.1

                                  Compensation

      As compensation for the Services provided under that certain Management Agreement (the "Agreement") to which this schedule is attached, Manager shall be entitled to receive a percentage fee (the "Percentage Fee"). In addition, without limiting Manager's rights, duties and obligations to incur and to pay other costs and expenses of Owner from the Operating Account as provided in the Agreement, the Manager shall be entitled to pay directly from the Operating Account (or to the extent paid out of the Manager's own funds, to reimburse itself directly from the Operating Account) for certain costs incurred by Manager on behalf of the Owner (the "Reimbursable Costs').

Percentage Fee

The Percentage Fee shall be equal to the sum of the following with respect to the revenues derived by Owner with respect to the Center:

      (i) Six percent of gross revenues derived from the operation of, or received pursuant to rent or business interruption insurance with respect to, parking facilities in the Center leased or operated by the Owner; plus

      (ii) Two and one-half percent of all amounts paid by tenants under, or received pursuant to rent or business interruption insurance with respect to, leases relating primarily to office space, including, without limitation, base rent, escalated rent based upon the Consumer Price Index or any other standard, payments to amortize tenant work, and payments with respect to real estate taxes, insurance, repairs, maintenance, utilities and other operating expenses and payments for special services; plus

      (iii) (a) Three percent of all amounts paid by tenants under, or received pursuant to rent or business interruption insurance with respect to, all other leases, including, without limitation, base or minimum rent, escalated rent, rent based upon sales or receipts, and payments to amortize tenant work; plus

            (b) Fifteen percent of all amounts collected under such other leases as common area charges (including, without limitation, charges for common area heating, ventilating and air conditioning), including in such common area charges amounts charged to tenants for managing and supervising the common area and of amounts collected from third parties as reimbursement for costs of maintaining and operating facilities shared with such third parties.

Reimbursable Costs

      Reimbursable Costs are the following costs, to the extent such costs are provided for in the Approved Annual Budget, are allocable to the Center (such allocation being determined on a reasonable and fair basis) and are incurred as the Manager hereunder rather than in any other capacity (such as, for example, a member of Owner): (a) the cost of the Manager's on-site computer/word processing facilities; (b) the compensation and fringe benefits of the secretaries in said on-site office; (c) travel (including transportation, lodging and meals) and entertainment costs; (d) the "Allocated Overhead Compensation Cost" (as defined below) of the Manager's and its Affiliates' officers and employees incurred in connection with the Manager's leasing activities hereunder or in working with or developing relationships with governmental or quasi-governmental authorities and personnel or tenants or department stores; (e) the Allocated Overhead Compensation Cost of the Manager's and its Affiliates' officers and employees and all amounts paid to third parties in connection with architectural and engineering design, plan review, supervision and inspection, both on- and off-site, relating to tenant spaces in the Center and on-site review and supervision of construction of landlord's and tenant's work relating to tenant spaces; (f) the Allocated Overhead Compensation Cost of the Manager's and its Affiliates' officers and employees, and all amounts paid to third parties in connection with legal assistance, in drafting, negotiating and executing leases for space in the Center and for development of form leases, criteria and manuals for the Center; (g) expenses incurred in connection with real estate or property tax consulting (including preparation of documents related thereto), in effort to maintain or reduce taxes applicable to or against the Center or the Owner; and (h) the Allocated Overhead Compensation Cost of the Manager's and its Affiliates' officers and employees, and the expenses, both direct and indirect, incurred relative to on- and off-site marketing and promotional services rendered or contracted for by the Manager for the Center. As used in this
Schedule 7.1, "Allocated Overhead Compensation Cost' shall mean that percentage of the compensation of an employee which the Manager customarily charges to projects to reflect the compensation and benefits of such employee and the overhead attributable to such employee [as of the date hereof, such percentage is approximately 260%]. As used in this Schedule 7.1, "Affiliate" shall mean any entity or individual controlling, controlled by or under common control with Manager. Except as expressly provided above, in no event shall the Owner be required to pay, or shall the Manager be entitled to any reimbursement for:

      (i)   the Manager's off-site overhead, office or administrative expenses;

      (ii) the cost of gross salary and wages and other compensation, payroll taxes, insurance, workers' compensation, pension benefits and any other benefits of the Manager's home office personnel; and

      (iii) the cost of general accounting and reporting services provided by the Manager from any off-site office, it being further understood that the fees and expenses of any independents accountable shall be borne by Owner.